Exhibit 99

News Release From:
Dotronix, Inc.
(OTC Bulletin Board: DOTX)
Contact information: Robert V. Kling
Phone: 651-633-1742

For Immediate Release: January 28, 2005

DOTRONIX EMPLOYEE TEMPORARY LAY OFF

        ST. PAUL, MN, January 28, 2005. DOTRONIX, INC. (OTC BULLETIN BOARD: DOTX) announced today that it has temporarily laid off 12 employees, substantially all of its workforce, due to a current lack of funds to pay salaries and related costs. The Company’s cash position has resulted from a delay of further advances under its revolving line of credit. The Company is continuing discussions with investors regarding additional funding along with any proposals for strategic transactions for consideration. There is no assurance that the Company will be able to obtain additional funds or engage in any strategic transaction that may generate value for shareholders. If the Company does not obtain additional financing, the Company may be forced to cease operations.